Exhibit 99.1

Contact: Mary Broaddus Tel 734.591.7375 broaddusm@valassis.com 19975 Victor Parkway, Livonia, MI 48152

FOR IMMEDIATE RELEASE

Valassis Announces Schedule Confirmation of Wayne County Circuit Court Lawsuit

Against News America and Receives Notice Regarding NYSE Listing

Livonia, Mich., Feb. 23, 2009: Valassis (NYSE: VCI), one of the nation’s leading media and marketing services companies, announced that, on Tuesday, Feb. 17, 2009, Wayne County Circuit Court Judge Michael Sapala formally scheduled Valassis’ state law action against News America Incorporated (“News America”) for May 27, 2009. The trial had been tentatively scheduled to start on March 10, 2009. Another case also on Judge Sapala’s calendar previously scheduled to start trial that same date has not resolved, and therefore, he is unavailable on that date. Valassis originally filed the action in the State of Michigan Wayne County Circuit Court on March 9, 2007 raising common law and statutory causes of action.

In addition to the Michigan state law claims, Valassis has lawsuits pending against News America in the United States District Court, Eastern District of Michigan, for alleged violations of the Sherman Act, and in the Supreme Court of the State of California for the County of Los Angeles raising claims under California’s Cartwright, Unfair Competition and Unfair Practices Acts. These two cases are currently scheduled for trial in April and August of 2009, respectively.

For more information regarding these lawsuits, see Valassis’ most recently filed Form 10-Q.

Also, we received notice from the New York Stock Exchange (NYSE) on Feb. 20, 2009, that we are not in compliance with certain continued listing standards applicable to our common stock. Specifically, the notice indicates that we are below criteria because both the average market capitalization of our common stock over a consecutive 30 trading-day period was less than $75 million and our stockholder equity was less than $75 million. As of Feb. 18, 2009, our 30 trading-day average market capitalization was approximately $70.2 million. As of Dec. 31, 2008, our stockholders’ equity was $5.4 million, down from $241.2 million as of Sept. 30, 2008, due primarily to a $245.7 million pre-tax, non-cash impairment charge related to goodwill and other intangible assets that we recorded during the fourth quarter of 2008.

Under NYSE regulations, we have 45 days from the receipt of the notice to submit a business plan that demonstrates our ability to return to compliance with the continued listing standard within 18 months of receipt of the notice. We intend to submit such a plan, which may include among other things, elements from our previously released 2009 Profit Maximization Plan (designed to reduce costs, increase production efficiencies and place focus on our greatest growth and profit opportunities) and a positive impact from both a potential asset sale as well as any repurchase of our outstanding term loans through one or more “modified Dutch” auctions during 2009.

Upon receipt of our business plan, the NYSE has 45 days to review and determine whether we have made a reasonable demonstration of our ability to come into conformity with the relevant standard within the 18-month period. The NYSE will either accept the business plan, at which time we will be subject to ongoing monitoring for compliance with the business plan, or the NYSE will not accept the business plan and we will be subject to suspension and delisting procedures. As required by the NYSE’s rules, we intend to notify the NYSE within 10 business days of receipt of the non-compliance notice of our intent to submit a plan to remedy our non-compliance.

About Valassis

Valassis is one of the nation’s leading media and marketing services companies, offering unparalleled reach and scale to more than 15,000 advertisers. Its RedPlum media portfolio delivers value on a weekly basis to over 100 million shoppers across a multi-media platform – in-home, in-store and in-motion. Through our interactive offering – redplum.com – consumers will find compelling national and local deals online. Headquartered in Livonia, Michigan with approximately 7,000 associates in 28 states and nine countries, Valassis is widely recognized for its associate and corporate citizenship programs, including its America’s Looking for Its Missing Children® program. Valassis companies include Valassis Direct Mail, Inc., Valassis Canada, Promotion Watch, Valassis Relationship Marketing Systems, LLC and NCH Marketing Services, Inc. For more information, visit http://www.valassis.com or http://www.redplum.com.

Safe Harbor and Forward-Looking Statements

Certain statements found in this document constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: price competition from our existing competitors; new competitors in any of our businesses; a shift in client preference for different promotional materials, strategies or coupon delivery methods, including, without limitation, as a result of declines in newspaper circulation; an unforeseen increase in paper or postal costs; changes which affect the businesses of our clients and lead to reduced sales promotion spending, including, without limitation, a decrease of marketing budgets which are generally discretionary in nature and easier to reduce in the short-term than other expenses; our substantial indebtedness, and ability to refinance such indebtedness, if necessary, and our ability to incur additional indebtedness, may affect our financial health; the financial condition, including bankruptcies, of our clients, suppliers, senior secured credit facility lenders or other counterparties; our ability to comply with or obtain modifications or waivers of the financial covenants contained in our debt documents; certain covenants in our debt documents could adversely restrict our financial and operating flexibility; we currently do not comply with the continued listing requirements of the New York Stock Exchange and therefore our common stock may be delisted; fluctuations in the amount, timing, pages, weight and kinds of advertising pieces from period to period, due to a change in our clients’ promotional needs, inventories and other factors; our failure to attract and retain qualified personnel may affect our business and results of operations; a rise in interest rates could increase our borrowing costs; the outcome of ADVO’s pending shareholder lawsuits; possible governmental regulation or litigation affecting aspects of our business; and general economic conditions, whether nationally, internationally, or in the market areas in which we conduct our business, including the adverse impact of the ongoing economic downturn on the marketing expenditures and activities of our clients and prospective clients. These and other risks and uncertainties related to our business are described in greater detail in our filings with the United States Securities and Exchange Commission, including our reports on Forms 10-K and 10-Q and the foregoing information should be read in conjunction with these filings. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.